Exhibit 99.1

SouthState Issues 2022 Corporate Social Responsibility (CSR) Report	For Immediate Release
Media Contact
Jackie Smith, 803.231.3486

WINTER HAVEN, Florida – April. 12, 2022 – SouthState Bank has released its second Corporate Social Responsibility (CSR) report, highlighting the company’s commitment to its communities, colleagues, corporate stewardship and the environment.

“As a leading regional bank in the fastest growing part of the country – the Southeast – SouthState recognizes the importance of sustainable and responsible business practices that benefit our communities and our stakeholders,” said LeDon Jones, director of Corporate Stewardship. “We are proud of the progress we’ve made in the past year, and we will continue to prioritize our activities and lending to support our CSR initiatives, as well as communicate our progress to our investors and stakeholders.”

Highlights of the 2022 CSR report include:

Commitment to Community:

●	Awarded 1,741 organizations grants and contributions, totaling $7.45 million.
●	Team members logged 6,392 volunteer hours benefitting more than 400 different organizations.
●	Made $1.9 billion in CRA-eligible loans.
●	Extended $680 million in community development loans.

Commitment to Colleagues:

●	Provided $57,000 in financial assistance to team members through The Sunshine Fund, a 501(c)(3) organization funded by Company and employee contributions, which are used to assist employees with unexpected financial hardships.
●	Adopted a three-year diversity and inclusion plan.

Commitment to Corporate Stewardship:

●	Maintained a board-level Culture Committee that focuses on human capital management and diversity and inclusion, and tasked the board-level Governance and Nominating Committee with the responsibility for the Company’s environmental, social and governance (ESG) initiatives.

Commitment to Environmental Resourcefulness:

●	Ongoing investment in technology that enables customers and team members to access digital solutions for their needs, significantly reducing the bank’s environmental impact, including:
o	83,100 gallons of water waste reduction
o	69,800 pounds of CO2 emissions saved
o	4,570 pounds of solid waste reduction
o	93 trees saved by providing eStatements instead of printed statements

SouthState’s CSR report and more information are available on the bank’s Corporate Stewardship page.

SouthState Corporation (NASDAQ: SSB) is a financial services company headquartered in Winter Haven, Florida. SouthState Bank, N.A., the company’s nationally chartered bank subsidiary, provides consumer, commercial, mortgage and wealth management solutions to more than one million customers throughout Florida, Alabama, Georgia, the Carolinas and Virginia. The bank also serves clients coast to coast through its correspondent banking division. Additional information is available at SouthStateBank.com.

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